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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
United Natural Foods, Inc. and subsidiaries:

        We consent to the incorporation by reference in the registration statements (No. 333-161800) on Form S-3 and (Nos. 333-161845, 333-161884, 333-19947, 333-19949, 333-71673, 333-56652, 333-106217, and 333-123462) on Form S-8 of United Natural Foods, Inc. of our report dated September 27, 2010, with respect to the consolidated balance sheets of United Natural Foods, Inc. and subsidiaries (the "Company") as of July 31, 2010 and August 1, 2009, and the related consolidated statements of income, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended July 31, 2010, and the effectiveness of internal control over financial reporting as of July 31, 2010, which report appears in the July 31, 2010 annual report on Form 10-K of United Natural Foods, Inc.

        Our report dated September 27, 2010, on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states that the Company acquired certain Canadian food distribution assets of the SunOpta Distribution Group business ("UNFI Canada") during 2010, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of July 31, 2010, UNFI Canada's internal control over financial reporting associated with total assets of $87.0 million (of which $36.3 million represents goodwill and intangible assets included within the scope of the assessment) and total revenues of $22.1 million included in the consolidated financial statements of the Company as of and for the year ended July 31, 2010. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of UNFI Canada.

Providence, Rhode Island
September 27, 2010

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  Exhibit 23.1